MANAGEMENT SERVICES AGREEMENT

THIS AGREEMENT dated for reference the 1st day of December 2016.

BETWEEN:

Lexaria Bioscience Corp.., a company duly incorporated under the laws of the Province of British Columbia and having its office at 156 Valleyview Rd, Kelowna BC Canada V1X 3M4

(hereinafter referred to as the “Company”)

OF THE FIRST PART

AND

CAB Financial Services Ltd of 1924 Birkdale Avenue, Kelowna British Columbia, V1P 1R7

(hereinafter referred to as "CAB")

WHEREAS:

A.	The Company wishes to employ CAB as its Chief Executive Officer and to provide management Services to it on the terms and conditions hereinafter set forth.

B.

CAB has agreed to provide the Services to the Company on the terms and conditions set out in this Agreement. This Agreement dated December 1, 2016, supersedes previous agreements dated November 27, 2008 and December 1, 2014.

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the premises and of the covenants and agreements hereinafter contained the parties hereto have agreed as follows:

1.	ENGAGEMENT OF SERVICES

1.1.	The Company hereby engages CAB to provide management Services as an independent contractor to the Company under the direction of the Company’s Board of Directors; and

1.2.	CAB hereby agrees to perform the following duties required of him in accordance with the terms of this agreement namely:

(a)

Co-manage with the President the development and expansion of the Company’s new and existing product pipeline based on its current proprietary technologies, and implementing new technologies as they become available;

(b)

Collaborate to maintain and develop the Company’s corporate/investor outreach materials as needed including overall corporate messaging through direct creation and development of corporate presentations, powerpoints, websites, shareholder and community communications, business plans, fact sheets, etc;

(c)

Identify and evaluate opportunities for capital raising and/or strategic collaboration with suitable third-parties at appropriate points in time for the Company, including research, plan, propose, execute and close approved projects, acquisitions, mergers and partnerships, as well as locate and cultivate finance sources, all of which create value for the Company;

(d)

Co-Manage with the President, PoViva Tea, (a 51%-owned US subsidiary of Lexaria Corp) regarding PoViva’s operations and assist in the management and execution of its development including evaluating and implementing supply chain efficiencies and facilitating distribution and sales growth across all ViPova product lines;

(e)

Co-Manage with the President, Lexaria CanPharm Corp (a 100% owned Canadian subsidiary of Lexaria Corp) employees, junior executives and CABs in their regular needs and duties; and day-to-day operations that are currently focused on business pursuits within Canada.

(f)

Temporarily fulfill the role of the CFO, to evaluate, manage and communicate with various state, provincial and federal regulatory bodies that have oversight of the company, this role to end at such time as an appropriate new CFO is located;

(g)

General Services. CAB shall serve the Company (and/or such subsidiary or subsidiaries of the company as the Company may from time to time require) in such consulting capacity or capacities as may from time to time be determined by resolution of the Board of Directors or senior management of the Company and shall perform such duties and exercise such powers as may from time be determined by resolution of the Board of Directors, as an independent contractor. CAB will work as needed with lawyers, partners, shareholders and other stakeholders as required by the Company.. CAB shall fulfill all duties expected of a chief executive officer of a biotechnology/bioscience company, including sourcing and/or negotiation of financial proposals and corporate financings; strategic corporate and financial planning; management of all the overall business operations; communications with shareholders; negotiation and management of agreements; and any other duties that should be reasonably expected by and at the pleasure of the Board of Directors (together with all other items within Section 1.2, the “Services”).

2.	TERM

2.1.

The initial term of this Agreement shall be for a period of two (2) years, commencing as of the 1st day of December 2016 and continuing month to month thereafter with all terms in effect unless and until terminated as hereinafter provided.

3.	SERVICES

3.1	CAB agrees to perform the Services contracted hereunder including the following:

(a)	to carry out all functions associated with the Services to the best of his skill and ability for the benefit of the Company;

(b)	to carry out the Services in a timely manner;

(c)	to act, at all times during the term of this Agreement, in the best interests of the Company; and

(d)	to use his best endeavors to preserve the goodwill and reputation of the Company and the relationship between the Company and its shareholders.

4.	REMUNERATION

4.1.	The Company shall pay to CAB for all Services rendered hereunder:

4.2.	the sum of Twelve Thousand US Dollars ($12,000.00) per month, plus GST, payable on the 1st day of each month (the “ Monthly Fee”);

4.3.	CAB’s out of pocket expenses incurred on behalf of the Company. In respect of expenses, CAB shall provide statements and vouchers to the Company as and when required by it.

4.4.

CAB will be entitled to receive a performance related bonus on the same terms and conditions as for persons participating in any bonus plan that may be established and approved by the Company’s board of Directors. Any bonus payable to CAB will be at the sole discretion of the Company’s Board of Directors, acting reasonably.

4.5.

CAB is also eligible to participate in the as-yet uncreated Lexaria profit sharing plan that will be extended as soon as possible to all employees and managerial CABs, provided he is a contracted CAB when this anticipated profit sharing plan goes effective.

4.6.

During the first twelve (12) months after signing; for combined Lexaria Energy and ViPova products and including all combined sales efforts and/or technology licensing revenues, achieving non-refundable revenues of US$200,000 to any single customer in any consecutive 60-day period would result in a restricted common share award of 100,000 Company shares; and, after the first twelve (12) months after signing and expiring twenty- four (24) months after signing; for combined Lexaria Energy and ViPova products and including all sales efforts, achieving non-refundable revenues of US$200,000 to any single customer in any consecutive 60-day period would result in a restricted common share award of 50,000 Company shares; this clause limited to one payment per customer during the 24-month period, but payable on each customer that meets these sales/licensing thresholds;

4.7.

During the first twelve (12) months after signing; for combined Lexaria Energy and ViPova products and including all combined sales efforts and/or technology licensing revenues, achieving non-refundable revenues of US$500,000 in any fiscal quarter would result in a restricted common share award of 200,000 Company shares; and, after the first twelve (12) months after signing and expiring twenty-four (24) months after signing; for combined Lexaria Energy and ViPova products and including all sales efforts, achieving non- refundable revenues of US$500,000 in any fiscal quarter would result in a restricted common share award of 100,000 Company shares; this clause limited to one payment per fiscal quarter;

4.8.

During the time this Agreement remains in effect, for each new provisional patent application substantially devised by CAB and successfully created, written and filed with the US Patent Office for Company-owned intellectual property, a restricted common share award of 250,000 Company shares, this clause not limited to frequency of payment but each patent application to be approved by the Board of Directors of the Company, in advance;

4.9.	Sections 4.6, 4.7, and 4.8, above, collectively or individually, are defined as “Milestone Payments”.

If so requested by CAB and through calculation with and CAB’s approval at the time of any and each award, all restricted common share awards mentioned in this Agreement shall be subject to a reduction in the number of restricted common shares issued to CAB per grant to be paid instead as cash proportional to the tax liability to be incurred by CAB at the time of the award. The Company would withhold from payment to CAB that fraction of restricted common shares in each of the paragraphs in Section 3, above, that would correspond with the federal and provincial income tax payments otherwise payable by CAB specifically with respect to each award only, and CAB agrees that such a hybrid payment of cash and restricted common shares would fulfill the obligations of the Company with respect to each affected award. The intent of this partial cash payment would be to provide cash compensation to CAB in the proportionate amount of each restricted common share award and it is expressly agreed that it remains the sole responsibility of CAB to remit all amounts due to Provincial and Federal tax authorities. This provision does not conflict with nor negate the validity of Section4.6, 4.7, or 4.8.

5.	TERMINATION

5.1.	This Agreement may be terminated by either party at any time by two (2) months notice in advance, in writing given by CAB to the Company, or by the Company to CAB.

5.2.	The Company may terminate this Agreement at any time, without further obligation to CAB if:

(a)	CAB breaches any of the terms and conditions of this Agreement;

(b)	The Company provides a lump sum termination break fee payment to CAB in the amount equal to 12 times the Monthly Fee plus GST.

5.3.

If this Agreement is terminated by either party or any successor company or person, within 90 days of a Change of Control, excluding termination under section 5.2(a) herein, CAB shall receive the payment under section 5.2.(b), plus an additional payment in the amount equal to 12 times the Fee. A “Change of Control” means the of any of the following events:

(a)

If any individual, partnership, company, society, or other legal entity (a ”Person”), alone or together with any other Persons with whom it is acting jointly or in concert, becomes the beneficial owner of, or acquires the power to exercise control or direction over, directly or indirectly, such securities (or securities convertible into, or exchangeable for, securities) entitled to more than fifty percent (50%) or more of the votes exercisable by holders of the then-outstanding securities generally entitled to vote for the election of directors (“Voting Stock”) of the company or if any Persons that previously were not acting jointly or in concert commence acting jointly or in concert and together beneficially own, or have the power to exercise control or direction over, securities entitled to more than fifty percent (50%) or more of the votes exercisable by holders of voting stock, nor have rights of conversion which, if exercised, would permit such Persons to own or control such a percentage of votes;

(b)

The Company is merged, amalgamated or consolidated into or with another Person and, as a result of such business combination, securities entitled to more than fifty percent (50%) of the votes, exercisable by holders of the Voting Stock of the Company or of such Person into which the Voting Stock of the Company is converted in or immediately after such transaction are held by a Person alone or together with any other persons with whom it is acting jointly or in concert and such Person, together with those with whom it is acting jointly or in concert, held securities representing less than fifty percent ;(50%) of the votes exercisable by the holders of the Voting Stock of the Company immediately prior to such transaction;

(c)

The capital of the Company is reorganized and, as a result of such reorganization, securities entitled to more than fifty percent (50%) of the votes exercisable by the holders of the Voting Stock of the Company upon or immediately after such reorganization are held by a Person alone or together with any other Persons with whom it is acting jointly or in concert and such Person, together with those with whom it is acting jointly or in concert, held securities representing less than fifty percent (50%) of the votes exercisable by the holders of the Voting Stock of the Company immediately prior to such reorganization.

(d)

The Company sells or otherwise transfers all or substantially all of its assets to another Person and immediately following such sale or transfer securities entitled to more than fifty percent (50%) of the votes exercisable by the holders of the Voting Stock of the acquiring Person are held by a Person that alone or together with any other Person or Persons with whom it is acting jointly or in concert, and such person, together with those with whom it is acting jointly or in concert, held securities representing less than fifty percent (50%) of the votes exercisable by holders of the Voting Stock of the Company immediately prior to such transaction; or

(e)

During any period of two consecutive years, individuals (“Incumbent Directors”) who at the beginning of any such period constitute the directors of the Company cease for any reason to constitute at least a majority thereof. For the purposes of this clause (5.3.(e)):

i.

Each director who, during any such period, is elected or appointed as a director of the Company with the approval of at least a majority of the Incumbent Directors will be deemed to be an Incumbent Director;

ii.

An “Incumbent Director” does not include a director, elected or appointed pursuant to an agreement (in respect of such election or appointment) with another Person that deals with the Company at arm’s length, or as part of or related to an amalgamation, a merger or a consolidation of the Company into or with another person, a reorganization of the capital of the Company or the acquisition of the Company as a result of which securities entitled to less than fifty (50%) percent of the votes exercisable by holders of the then-outstanding securities entitled to Voting Stock of the Company is converted on or immediately after such transaction are held in the aggregate by Persons who were holders of Voting Stock of the Company immediately prior to such transaction; and

iii.

References to the Company shall include successors to the Company as a result of any amalgamation, merger, consolidation or reorganization of the Company into or with another body corporate or other legal Person.

6.	NOTICE

6.1.

Any notice to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered to, or sent by prepaid registered post addressed to, the respective addresses of the parties appearing on the first page of this Agreement (or to such other address as one party provides to the other in a notice given according to this paragraph). Where a notice is given by registered post it shall be conclusively deemed to be given and received on the fifth day after its deposit in a Canada post office any place in Canada.

7.	TAXES

7.1

CAB shall be responsible for the payment of its income, capital gains and all other taxes and other remittances including but not limited to any form of insurance as shall be required by any governmental entity (including but not limited to health insurance and federal and state or provincial income taxes), though not including Director’s and Officer’s insurance which is paid for and provided by the Company, with respect to compensation paid by the Company to CAB, and nothing in this Agreement implies or creates a relationship of employment. CAB agrees to indemnify the Company for any tax, insurance or other remittance CAB fails to make and which the Company may be obligated to pay.

8.	MISCELLANEOUS

8.1	This Agreement may not be assigned by either party without the prior written consent of the other.

8.2	The titles of headings to the respective paragraphs of this agreement shall be regarded as having been used for reference and convenience only.

8.3	This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

8.4	This Agreement shall be governed by and interpreted in accordance with the laws of British Columbia, Canada.

8.5

Expenses. CAB shall be reimbursed for all travelling and other expenses actually and properly incurred by it in connection with its duties hereunder, not including commuting to the office that is the normal place of business. For all such expenses CAB shall furnish to the Company statements, receipts and vouchers for such out-of-pocket expenses on a monthly basis. CAB is pre-authorized to incur up to $7,500 per month, cumulatively, in relevant expenses. Amounts over $7,500 per month must be pre-approved by management of the Company or will be disallowed. Both parties recognize that as the financial condition of the Company improves or deteriorates, this amount may be increased or decreased without making changes to this document, provided the Company makes CAB aware of the changed amount.

8.6

CAB shall not, either during the continuance of its contract hereunder or at any time thereafter, disclose the private affairs of the Company and/or its subsidiary or subsidiaries, or any secrets or intellectual property of the Company (together or separately and as described below, “Proprietary Information”) and/or its subsidiary or subsidiaries, to any person other than the Directors of the Company and/or its subsidiary or subsidiaries or for the Company's purposes and shall not (either during the continuance of its contract hereunder or at any time thereafter) use for its own purposes or for any purpose other than those of the Company any information it may acquire in relation to the business and affairs of the Company and/or its subsidiary or subsidiaries, unless required by law.

8.7	Proprietary Information as that term is used herein shall consist of the following:

a)

all knowledge, data and information which CAB may acquire from the documents and information disclosed to it by the Company, its employees, attorneys, consultants, independent contractors, clients or representatives whether orally, in written or electronic form or on electronic media including, by way of example and not by limitation, any products, customer lists, supplier lists, marketing techniques, technical processes, formulae, inventions or discoveries (whether patentable or not), innovations, suggestions, ideas, reports, data, patents, trade secrets and copyrights, made or developed by the Company and related data and information related to the conduct of the business of the Company.

b)

Proprietary Information shall also include discussions with officers, directors, employees, independent contractors, attorneys, consultants, clients, finance sources, customers or representatives and the fact that such discussions are taking place.

c)	Proprietary Information shall not be directly or indirectly disclosed to any other person without the prior written approval of the Company.

d)

Proprietary Information may not be used during the period of this contract nor thereafter, for the betterment of any other commercial enterprise, company, project or person without the prior written approval of the Company.

e)

Proprietary Information shall not include matters of general public knowledge, information legally received or obtained by CAB from a third party or parties without a duty of confidentiality, and information independently known or developed by CAB without the assistance of the Company.

8.8

CAB shall well and faithfully serve the Company or any subsidiary as aforesaid during the continuance of its contract hereunder and use its best efforts to promote the interests of the Company. At all times CAB will maintain a high degree of professionalism and integrity as would be expected in keeping with his senior executive role as President. CAB reserves the right to refuse any request from the Company which may, in his reasonable opinion, violate either Federal or State Laws in either the United States or Canada.

8.9	This Agreement may be terminated forthwith by the Company or CAB without notice if either party breaches the Agreement. A breach may include, but is not limited to, the following:

a)	The Company or CAB shall commit any material breach of any of the provisions herein contained; or

b)	The Company or CAB shall be guilty of any misconduct or neglect in the discharge of its duties hereunder; or

c)	The Company or CAB shall become bankrupt or make any arrangements or composition with its creditors; or

d)	CAB shall become of unsound mind or be declared incompetent to handle his own personal affairs; or

(e)

The Company or CAB shall be convicted of any criminal offence other than an offence which, in the reasonable opinion of the Board of Directors of the Company, does not affect his/their position as a CAB or a director of the Company.

This Agreement may also be terminated by either party upon sixty (60) days written notice to the other. Should the Company terminate this agreement for a reason not enumerated in items 10(a), 8.9(b), 8.9(c), 8.9(d), or 8.9(e), CAB will be entitled to all Milestone Payments, as they relate to transactions which were in process but had not yet closed at the date of his termination, to which he would have otherwise been entitled for a period of 60 days after the date of his notice of termination.

8.10

In the event this Agreement is terminated by reason of default on the part of CAB or the written notice of the Company, then at the request of the Board of Directors of the Company, CAB shall forthwith resign any position or office which he then holds with the Company or any subsidiary of the Company. The provisions of Sections on Proprietary Information and on Confidentiality shall survive the termination or expiration of this Agreement.

8.10

Upon Termination or expiration of this Agreement, for any reason, CAB shall do the following: CAB must return to Lexaria immediately, all correspondence, information, reports, emails, phone recordings or transcripts, notes, CAB contact information and all other materials related to the work performed for Lexaria including all Proprietary Information during the contract period.

a)

All such materials and information as referred to in Section 12, above, are the exclusive property of the Company. After returning, transmitting or otherwise sending such information to Lexaria, CAB must destroy any and all remaining copy (ies) or records of same.

b)

All such materials and information as referred to in Section 12 were obtained during the time of the paid contract with Lexaria, and may not be shown, lent, given, discussed or in any way disclosed with or to any other party as per the terms of the contract. The Proprietary Information CAB gained or had access to during the period of the contract is the exclusive property of Lexaria Corp, and the provisions governing such proprietary information survives the termination of this Consulting Agreement.

8.11

The Company is aware that CAB is independent and may have and may continue to have financial, management or business interests in other companies. The Company agrees that CAB may continue to devote time to such outside interests, provided that such interests do not conflict with or hinder CAB’s ability to perform his duties under this Agreement.

8.12

The services to be performed by CAB pursuant hereto are personal in character, to be performed by Mr. Chris Bunka, and neither this Agreement nor any rights or benefits arising thereunder are assignable by CAB without the previous written consent of the Company.

8.13

With the exception of any previously granted options or restricted stock, any and all previous agreements, written or oral, between the parties hereto or on their behalf relating to the agreement between CAB and the Company are hereby terminated and cancelled and each of the parties hereto hereby releases and forever discharges the other party hereto of and from all manner of actions, causes of action, claims and demands whatsoever under or in respect of any such previous agreements.

8.14

Any notice in writing or permitted to be given to CAB hereunder shall be sufficiently given if delivered to CAB personally or mailed by registered mail, postage prepaid, addressed to CAB at the address on the front of this Agreement. Provided any such notice is mailed via guaranteed overnight delivery, as aforesaid shall be deemed to have been received by CAB on the first business day following the date of mailing. Any notice in writing required or permitted to be given to the Company hereunder shall be given by registered mail, postage prepaid, addressed to the Company at the address shown on page 1 hereof. Any such notice mailed as aforesaid shall be deemed to have been received by the Company on the first business day following the date of mailing provided such mailing is sent via guaranteed overnight delivery. Any such address for the giving of notices hereunder may be changed by notice in writing given hereunder.

8.15

The provisions of this Agreement shall inure to the benefit of and be binding upon CAB and the successors and assigns of the Company. For this purpose, the terms "successors" and "assigns" shall include any person, firm or corporation or other entity which at any time, whether by merger, purchase or otherwise, shall acquire all or substantially all of the assets or business of the Company.

8.16

Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of the provisions of this Agreement.

8.17

This Agreement is being delivered and is intended to be managed from the Province of British Columbia and shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of such Province. Similarly no provision within this contract is deemed valid should it conflict with the current or future laws of the United States of America or current or future regulations set forth by the United States Securities and Exchange Commission, the British Columbia Securities Commission, or the Ontario Securities Commission. This Agreement may not be changed orally, but only by an instrument in writing signed by the party against whom or which enforcement of any waiver, change, modification or discharge is sought.

8.18

This Agreement and the obligations of the Company herein are subject to all applicable laws and regulations in force at the local, State, Province, and Federal levels in both Canada and the United States. In the event that there is an employment dispute between the Company and CAB, CAB agrees to allow it to be settled according to applicable Canadian law in an applicable British Columbia jurisdiction.

8.19

The securities referred to herein will not be or have not been registered under the United States Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Any and all potential or actual common share award or stock option awards will be in compliance with all applicable regulations in the USA and Canada. The securities issued will be subject to a hold period in Canada of not less than four months and one day, or for any resales possible into the USA under Rule 144, not less than six months and one day. Hold periods may be longer if regulations so stipulate.

8.20

This contract will expire on December 1, 2018 unless renewed or extended by mutual written consent of both parties prior to that date and can further serve as a month-to-month agreement after that date if both parties so agree at that time.

8.21

CAB understands and agrees that his name and likeness will be announced and widely circulated with regards to his executive role with the Company. His name will be disseminated through such avenues as press releases, websites, or other media; and in personal meetings and appearances and public events. CAB understands that as a publicly traded entity, the Company has certain transparency obligations to its shareholders, stock exchanges, and other regulatory bodies, and has legal obligations to disclose CAB’s initial and ongoing relationship with the Company during the normal course of business..

IN WITNESS WHEREOF the parties have executed this Agreement the day and year first above written.

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Lexaria Bioscience Corp:	)
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Authorized Signatory	)
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Signed in the presence of:	)
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Name	)	CAB Financial Services Ltd
	)	(Chris Bunka)
Address	)
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